Exhibit (d)(16)(iii)

Amendment to Exhibit A of the Management Agreement

Between

Simplify Exchange Traded Funds

and

Simplify Asset Management Inc.

This amendment (the “Amendment”) to the Management Agreement (the “Agreement”) by and between Simplify Exchange Traded Funds (the “Trust”) and Simplify Asset Management Inc. (“SAMI”) is entered into with effect as of April 15, 2024 (the “Effective Date”).

WHEREAS, the Trust and SAMI (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of funds; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SIMPLIFY EXCHANGE TRADED FUNDS		SIMPLIFY ASSET MANAGEMENT INC.

By:	/s/ Paul Kim	By:	/s/ Paul Kim
	Paul Kim, President		Paul Kim, Chief Executive Officer

Exhibit A

Fund	Ticker	Percentage of Average Fund Daily Net Assets	Effective Date
Simplify Aggregate Bond ETF	AGGH	0.50%	January 4, 2022
Simplify Bitcoin Strategy PLUS Income ETF	MAXI	0.85%	September 19, 2022
Simplify Commodities Strategy No K-1 ETF	HARD	0.75%	March 22, 2023
Simplify Enhanced Income ETF	HIGH	0.50%	October 19, 2022
Simplify Health Care ETF	PINK	0.50%	September 30, 2021
Simplify Hedged Equity ETF	HEQT	0.50%	September 9, 2021
Simplify High Yield PLUS Credit Hedge ETF	CDX	0.50%	January 4, 2022
Simplify Interest Rate Hedge ETF	PFIX	0.50%	May 7, 2021
Simplify Intermediate Term Treasury Futures Strategy ETF	TYA	0.25%	September 9, 2021
Simplify Macro Strategy ETF	FIG	0.75%	January 4, 2022
Simplify Managed Futures Strategy ETF	CTA	0.75%	January 4, 2022
Simplify Market Neutral Equity Long/Short ETF	EQLS	1.00%	May 26, 2023
Simplify Multi-QIS Alternative ETF	QIS	1.00%	May 26, 2023
Simplify Opportunistic Income ETF	CRDT	0.95%	May 26, 2023
Simplify Propel Opportunities ETF	SURI	2.75% ($0 to $1b)	December 9, 2022
		2.50% (Over $1B to $5B)
		2.00% (Over $5B to $10B)
		1.00% (Over $10B)

A-1

Simplify Short Term Treasury Futures Strategy ETF	TUA	0.25%	October 19, 2022
Simplify Stable Income ETF	BUCK	0.35%	October 19, 2022
Simplify U.S. Equity PLUS GBTC ETF	SPBC	0.50%	May 7, 2021
Simplify U.S. Equity PLUS Convexity ETF	SPYC	0.50%	November 23, 2020
Simplify U.S. Equity PLUS Downside Convexity ETF	SPD	0.50%	November 23, 2020
Simplify U.S. Equity PLUS Upside Convexity ETF	SPUC	0.50%	November 23, 2020
Simplify Volatility Premium ETF	SVOL	0.50%	May 7, 2021
Simplify Volt Robocar Disruption and Tech ETF	VCAR	0.50%	November 23, 2020
Simplify MBS ETF	MTBA	0.25%	October 23, 2023
Simplify US Equities PLUS QIS ETF	SPQ	0.50%	October 23, 2023
Simplify Boosted US Equity Active ETF	AIUS	0.25%
Simplify Boosted US Quality Active ETF	AIQU	0.25%
Simplify Boosted US Value Active ETF	AIVA	0.25%
Simplify Opportunistic Equity ETF	SOEQ	1.00%
Simplify Tara India Opportunities ETF	IOPP	1.00%	February 15, 2024
Simplify Next Intangible Core Index ETF	NXTI	0.25%	April 15, 2024
Simplify Next Intangible Value Index ETF	NXTV	0.25%	April 15, 2024

A-2